Exhibit 99.1

SAN DIEGO, Jun 13, 2007 (BUSINESS WIRE) -- Royale Energy, Inc. (ROYL)announced the election of its 2007 board of directors with 92% of shareholders voting in favor of the slate. The election of eight directors included two new and six incumbent directors.

Ambassador Tony Hall and Gary Grinsfelder have joined Royale's board. Ambassador Hall was in business in Dayton, Ohio, before serving as a member of the United States House of Representatives, representing the people of the Third District of Ohio for almost 24 years. In 2002, he was appointed by the President as U.S. Ambassador to the United Nations Agencies for Food and Agriculture. He served as chief of the U.S. Mission to the U.N. Agencies in Rome. He has been nominated for the Nobel Peace Prize on three occasions for his humanitarian and hunger-related work.

Gary Grinsfelder is a manager and geologist with 33 years' experience in oil and gas exploration and property development. He was Executive Vice President-Exploration and Business Development, and Corporate Secretary of Output Exploration, Houston, Texas. He has also served in geologic and management roles for Araxas Exploration, Triad Energy Corporation and Spartan Petroleum Corp., American Petrofina Company of Texas, Union Oil Company of California and Degolyer and MacNaughton. He received a Bachelor of Science degree in 1972 from Southern Methodist University and performed graduate studies at the University of Houston, Department of Geology.

The Company also reported the beginning of operations in Utah. The locations are currently being built to begin drilling in early July on the company's 20-square-mile-acreage block. Multiple pay zones have been established with the Company's Moon Canyon #2 well in the Mancos shale, Dakota sands and Morrison formation and confirmed with recent activity in wells adjacent to Royale's acreage. Additional pipeline capacity has also been brought into the area by Salt Lake City-based Questar with a 12-inch pipeline very close to Royale's northern prospects.

Testing of the first Monterey oil shale will begin June 15th at the Rio Bravo oil field in Bakersfield, California. If results are similar to nearby fields the company would have many years of drilling inventory to fully develop the field that sits on a large geological structure.

Completion operations will begin next week on the Victor Ranch wells in California's Sacramento Basin. The two natural gas wells were drilled in May and have been waiting on a completion rig. After completing the Victor Ranch 6-8 and the Victor Ranch Godfrey wells, the completion rig will be moved down to the Company's Lonestar field where the Parks 9-2 will be completed. The well reached total depth on Sunday, June 10th, and encountered 61 ft. of potential gas pay in the Forbes formation.

About the Company

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The Company is focused on development, acquisition, exploration and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for over 20 years. The Company's strength is continually reaffirmed by investors who participate in funding over 50% of the Company's new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward-Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those in the forward-looking statements. While the company believes its forward-looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the Company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

SOURCE: Royale Energy, Inc.

CONTACT: Royale Energy, Inc. Chanda Idano, Director of Marketing & PR, 619-881-2800 Fax: 619-881-2899 chanda@royl.com http://www.royl.com